Exhibit 8.1

Principal Subsidiary Undertakings of Turkcell Iletisim Hizmetleri A.S.

Principal Subsidiary Undertaking	Country of incorporation	Name under which principal subsidiary undertaking does business

Global Bilgi Pazarlama Danisma ve Cagri Servisi Hizmetleri A.S.	Republic of Turkey	Global

Corbuss Kurumsal Telekom Servis Hizmetleri A.S.	Republic of Turkey	Corbuss

Mapco Internet ve Iletisim Hizmetleri Pazarlama A.S.	Republic of Turkey	Mapco

Fintur Holdings B.V.	The Netherlands	Fintur

Turktell Bilisim Servisleri A.S.	Republic of Turkey	Turktell Bilisim

East Asian Consortium B.V.	The Netherlands	Eastasia

Turktell Uluslararasi Yatirim Holding A.S.	Republic of Turkey	Turktell Uluslararasi

Euroasia Telecommunications Holdings B.V.	The Netherlands	Euroasia

Closed Joint Stock Company of Digital Cellular Communications	Ukraine	DCC

Astelit LLC	Ukraine	Astelit

Iyi Eglenceler Eglence ve Turizm AS	Republic of Turkey	Iyi Eglenceler

Interaktif Cocuk Programlari Yapimciligi ve Yayinciligi A.S.	Republic of Turkey	Digikids

Hayat Boyu Egitim ve Iletisim Hizmetleri A.S.	Republic of Turkey	Hayat B.E.

Inteltek Internet Teknoloji Yatirim ve Danismanlik Ticaret A.S.	Republic of Turkey	Inteltek

Libero Interaktif Hizmetler A.S.	Republic of Turkey	Libero

Bilisim Telekomunikasyon Hizmetleri A.S.	Republic of Turkey	Bilisim Telekomunikasyon

Kıbrıs Mobile Telekomünikasyon Ltd. (KKTCCell)	Northern Cyprus	Kibris Telekom

Azertel	Azerbaijan	Azertel

Azercell Telekom B.M.	Azerbaijan	Azercell

Azeronline Ltd.	Azerbaijan	Azeronline

Fintur International B.V.	The Netherlands	Fintur International

Molfintur	Moldova	Molfintur

Moldcell S.A.	Moldova	Moldcell

Gurtel	Georgia	Gurtel

Geocell Ltd.	Georgia	Geocell